EXHIBIT 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

2020 CHINACAP ACQUIRCO, INC.

Pursuant to Section 245 of the

Delaware General Corporation Law

2020 CHINACAP ACQUIRCO, INC. a corporation existing under the laws of the State of Delaware (the “Corporation”), by its Secretary, hereby certifies as follows:

1. The name of the Corporation is 2020 ChinaCap Acquirco, Inc.

2. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on August 21, 2006. The Corporation’s Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on January 31, 2007.

3. This Second Amended Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the Corporation.

4. This Second Amended and Restated Certificate of Incorporation was duly adopted by joint written consent of the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (“GCL”).

5. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST: The name of the corporation is 2020 ChinaCap Acquirco, Inc. (hereinafter sometimes referred to as the “Corporation”).

SECOND: The registered office of the Corporation is to be located at 1209 Orange Street in the City of Wilmington in the county of New Castle, in the State of Delaware. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: Subject to paragraph E of Article Sixth below, the purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the GCL.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 26,000,000, of which 25,000,000 shares shall be Common Stock of the par value of $.0001 per share and 1,000,000 shares shall be Preferred Stock of the par value of $.0001 per share.

A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

FIFTH: The Corporation’s existence shall terminate on the Termination Date (defined in Article Sixth below). This Article Fifth may not be amended without the affirmative vote of at least 95% of the IPO Shares (defined in Article Sixth below) outstanding, unless such amendment is in connection with, and becomes effective upon, the consummation of a Business Combination (defined in Article Sixth below). A proposal to so amend this Article Fifth shall be submitted to stockholders in connection with any proposed Business Combination pursuant to Article Sixth below.

SIXTH: The provisions of this Article Sixth shall apply during the period commencing upon the filing of this Certificate of Incorporation and terminating upon the consummation of any Business Combination (defined below), and may not be amended during the Target Business Acquisition Period (defined below) without the affirmative vote of at least 95% of the IPO Shares (defined below) outstanding. A “Business Combination” shall mean the acquisition by the Corporation, whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction, of an operating business or businesses having collectively a fair market value (calculated in accordance with the requirements set forth below) of at least eighty percent (80%) of the Corporation’s net assets at the time of the acquisition (provided that any acquisition of multiple operating businesses shall occur contemporaneously with one another) which (i) is located in the People’s Republic of China, the Hong Kong Special Administrative Region or the Macau Special Administrative Region (collectively, “China”); (ii) has its principal operations located in China, or, (iii) in the view of the Board of Directors of the Corporation, would benefit from establishing operations in China (“Target Business”). For purposes of this Article Sixth, fair market value shall be determined by the Board of Directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow, and book value. If the Board of Directors is not able to independently determine that the target business has a sufficient fair market value, the Corporation will obtain an opinion from an unaffiliated, independent investment banking firm with respect to the satisfaction of such criteria. The “Target Business Acquisition Period” shall mean the period from the effectiveness of the registration statement filed in connection with the Corporation’s initial public offering (“IPO”) up to and including the first to occur of (a) a Business Combination or (b) the Termination Date. The “Termination Date” shall mean the date that is twenty-four (24) months after the date on which the registration statement on Form S-1 filed with the Securities and Exchange Commission with respect to the Corporation’s IPO (the “Registration Statement”) becomes effective.

A. Immediately after the Corporation’s IPO, the amount of the net offering proceeds received by the Corporation in the IPO (including the proceeds of any exercise of the underwriter’s over-allotment option) which are specified in the Corporation’s Registration Statement shall be deposited in the trust account established by the Corporation at the consummation of its IPO (the “Trust Account”). Neither the Corporation nor any director, officer or employee of the Corporation shall disburse any of the proceeds held in the Trust Account until the earlier of (i) a Business Combination and (ii) the Termination Date, in each case in accordance with the terms of the investment management trust agreement governing the Trust Account; provided, however, that (x) up to the amount of interest earned on the Trust Account set forth in the Registration Statement may be released to the Corporation to cover operating expenses, and (y) the Corporation shall be entitled to withdraw such amounts from the Trust Account as required to pay taxes on the interest earned on the Trust Account.

B. Prior to the consummation of any Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the GCL. In the event that a majority of the IPO Shares cast at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Corporation shall be authorized to consummate the Business Combination; provided, however, that the Corporation shall not consummate any Business Combination if the holders of thirty percent (30%) or more of the IPO Shares exercise their conversion rights described in paragraph C below. Unless and until the Corporation has consummated a Business Combination as permitted under this Article Sixth, the Corporation may not consummate any other business combination, whether by merger, capital stock exchange, stock purchase, asset acquisition or otherwise; provided, however, that nothing in this paragraph B shall be deemed to prohibit the Corporation from entering into a merger, stock exchange or similar transaction for the purpose of changing the jurisdiction of organization of the Corporation solely for the purpose of effecting a Business Combination, provided that (i) any such merger, stock exchange or similar transaction shall be submitted for stockholder approval in connection with such Business Combination, and (ii) after the consummation of such a merger, stock exchange or similar transaction (but prior to such Business Combination) the holders of the Corporation’s equity securities immediately prior to such merger, stock exchange or similar transaction shall own the equity securities of the resulting entity in the same proportions as they owned in the Corporation immediately prior to such merger, stock exchange or similar transaction.

C. In the event that a Business Combination is approved in accordance with the above paragraph B and is consummated by the Corporation, any stockholder of the Corporation holding shares of Common Stock issued in the IPO (“IPO Shares”) who voted against the Business Combination may, contemporaneously with such vote, demand that the Corporation convert his IPO Shares into cash. If so demanded, the Corporation shall, promptly after consummation of the Business Combination, convert such shares into cash at a per share conversion price equal to the quotient determined by dividing (i) the amount in the Trust Account, inclusive of any interest thereon (net of any taxes), calculated as of two business days prior to the consummation of the Business Combination, by (ii) the total number of IPO Shares. In no event shall the holders of any shares of the Corporation’s common stock issued prior to the Corporation’s IPO be entitled to convert any shares of common stock acquired by such holder prior to, on or after the IPO into cash pursuant to this paragraph C.

D. A holder of IPO Shares shall be entitled to receive distributions from the Trust Account only in the event of a liquidation of the Trust Account or in the event he demands conversion of his shares in accordance with paragraph C above. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Account.

E. If the Corporation does not consummate a Business Combination prior to the Termination Date, then (i) notwithstanding anything contained herein to the contrary, the purposes of the Corporation shall automatically, with no action required by the Board of Directors or the stockholders, on and after the Termination Date be limited to effecting and implementing the dissolution and liquidation of the Corporation and taking any other actions expressly required to be taken herein on or after the Termination Date, and the Corporation’s powers shall thereupon be limited to those set forth in Section 278 of the GCL and as otherwise may be necessary to implement the limited purposes of the Corporation as provided herein and (ii) the officers of the Corporation shall take all such actions necessary to dissolve and liquidate the Corporation as soon as reasonably practicable. In the event that the Trust Account is liquidated in connection with the dissolution of the Corporation pursuant to the terms of the Investment Management Trust Agreement governing the Trust Account, only the holders of IPO Shares shall be entitled to receive liquidating distributions and the Corporation shall pay no liquidating distributions with respect to any other shares of capital stock of the Corporation.

SEVENTH The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. The Board of Directors shall be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. The initial director, as appointed by the sole incorporator, shall be designated a Class III director and shall then appoint Class I, Class II and Class III directors, as necessary. The directors in Class I shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class II shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class III shall be elected for a term expiring at the third Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s by-laws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

B. Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

C. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation.

D. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

E. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

EIGHTH: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

TENTH: The name and mailing address of the sole incorporator of the Corporation are as follows:

Name	Address
Michel J. Feldman	c/o Seyfarth Shaw LLP 131 South Dearborn, Suite 2400 Chicago, IL 60603

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by Michel J. Feldman, its Secretary, as of the          day of                     , 2007.

Michel J. Feldman, Secretary

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